Saga Communications, Inc. Reports 3rd Quarter Results

Net Operating Revenue Increased 4.4%

GROSSE POINTE FARMS, Mich., Nov. 7, 2014 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT: SGA) today reported net operating revenue increased 4.4% to $34.4 million for the quarter ended September 30, 2014 compared to $32.9 million for the same period last year. Station operating expense was $26.4 million (station operating expense includes depreciation and amortization attributable to the stations) compared to $23.6 million for the same period last year. The $2.8 million increase was primarily due to an accrual attributable to the Company's expectations of entering into license agreements in the fourth quarter of 2014 which are currently under negotiation. Operating income from continuing operations was $5.7 million. Net income for the period was $3.3 million ($0.56 per fully diluted share) and free cash flow was $4.9 million.

Net operating revenue for the period ended September 30, 2014 increased 2.0% to $97.6 million compared to $95.7 million for the same period last year. Operating income from continuing operations was $18.2 million. Net income for the period was $10.5 million ($1.80 per fully diluted share) and free cash flow was $14.3 million. Station operating expense was $72.8 million (station operating expense includes depreciation and amortization attributable to the stations).

Capital expenditures in the 3rd quarter of 2014 were $0.9 million compared to $1.0 million for the same period last year. The Company currently expects to spend approximately $5.5 million for capital expenditures during 2014.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include free cash flow, trailing 12 month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive based compensation of executives and other members of management and as a measure of financial position. Saga's management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated and Supplemental Financial Data tables.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 25 markets, including 62 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 4 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga's 3rd Quarter 2014 conference call will be on Friday, November 7, 2014 at 11:00 a.m. EST. The dial-in number for all calls is (612) 332-0107. A transcript of the call will be posted to the Company's website.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 10:00 a.m. EST on November 7, 2014 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Selected Consolidated Financial Data
For The Three and Nine Months Ended
September 30, 2014 and 2013
(amounts in 000's except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating Results
Net operating revenue	$34,373	$32,929	$97,627	$95,718
Station operating expense	26,366	23,598	72,812	69,179
Corporate general and administrative	2,307	2,051	6,580	5,981
Operating income from continuing operations	5,700	7,280	18,235	20,558
Interest expense	268	308	812	1,023
Other (income) expense, net	7	(144)	(38)	(53)
Income from continuing operations before income tax	5,425	7,116	17,461	19,588
Income tax expense	2,180	2,820	7,000	7,762
Income from continuing operations, net of income taxes	3,245	4,296	10,461	11,826
Income from discontinued operations, net of income taxes	-	-	-	223
Net income	$3,245	$4,296	$10,461	$12,049
Basic earnings per share:
From continuing operations	$0.56	$0.76	$1.82	$2.08
From discontinued operations	-	-	-	0.04
Earnings per share	$0.56	$0.76	$1.82	$2.12
Diluted earnings per share:
From continuing operations	$0.56	$0.75	$1.80	$2.06
From discontinued operations	-	-	-	0.04
Earnings per share	$0.56	$0.75	$1.80	$2.10
Weighted average common shares	5,699	5,686	5,696	5,679
Weighted average common and common
equivalent shares	5,742	5,754	5,751	5,744

Free Cash Flow
Net income	$3,245	$4,296	$10,461	$12,049
Plus: Depreciation and amortization:
Station	1,595	1,632	4,752	4,815
Corporate	77	57	205	170
Deferred tax provision	710	1,065	2,130	2,665
Non-cash compensation	193	-	572	16
Gain on disposal of television station	-	-	-	(223)
Other (income) expense, net	7	(144)	(38)	(53)
Less: Capital expenditures	(887)	(1,007)	(3,801)	(3,472)
Free cash flow	$4,940	$5,899	$14,281	$15,967

Balance Sheet Data
Working capital			$35,872	$37,671
Net fixed assets			$55,568	$56,406
Net intangible assets and other assets			$95,211	$96,767
Total assets			$204,515	$204,770
Long-term debt (including current			$41,078	$51,078
portion of $0 and $1,078, respectively)
Stockholders' equity			$118,921	$116,651

Saga Communications, Inc.
Selected Supplemental Financial Data
For the Three and Nine Months Ended
September 30, 2014 and 2013
(amounts in 000's)
(Unaudited)

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended September 30, 2014:
Net operating revenue	$29,400	$4,973	$ -	$34,373
Station operating expense	23,082	3,284	-	26,366
Corporate G&A	-	-	2,307	2,307
Operating income (loss) from continuing operations	$6,318	$1,689	($2,307)	$5,700
Depreciation and amortization	$1,245	$350	$77	$1,672

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended September 30, 2013:
Net operating revenue	$28,104	$4,825	$ -	$32,929
Station operating expense	20,339	3,259	-	23,598
Corporate G&A	-	-	2,051	2,051
Operating income (loss) from continuing operations	$7,765	$1,566	$(2,051)	$7,280
Depreciation and amortization	$1,270	$362	$57	$1,689

			Corporate
	Radio	Television	and Other	Consolidated
Nine Months Ended September 30, 2014:
Net operating revenue	$83,176	$14,451	$ -	$97,627
Station operating expense	63,021	9,791	-	72,812
Corporate G&A	-	-	6,580	6,580
Operating income (loss) from continuing operations	$20,155	$4,660	($6,580)	$18,235
Depreciation and amortization	$3,711	$1,041	$205	$4,957

			Corporate
	Radio	Television	and Other	Consolidated
Nine Months Ended September 30, 2013:
Net operating revenue	$81,240	$14,478	$ -	$95,718
Station operating expense	59,561	9,618	-	69,179
Corporate G&A	-	-	5,981	5,981
Operating income (loss) from continuing operations	$21,679	$4,860	$(5,981)	$20,558
Depreciation and amortization	$3,761	$1,054	$170	$4,985

Saga Communications, Inc.
Selected Supplemental Financial Data
September 30, 2014
(amounts in 000's except ratios)
(Unaudited)

			Less:	Plus:	Trailing
		12 Mos Ended	9 Mos Ended	9 Mos Ended	12 Mos Ended
		December 31,	September 30,	September 30,	September 30,
		2013	2013	2014	2014
	Trailing 12 Month Consolidated Earnings Before Interest
	Taxes, Depreciation and Amortization ("EBITDA") (1)
	Net income	$15,273	$12,049	$10,461	$13,685
	Exclusions:
	(Loss) gain on sale of assets	126	127	38	37
	Impairment of intangible assets	(2,033)	-	-	(2,033)
	Gain on sale of television station	223	223	-	-
	Other	(39)	(6)	299	$266
	Total exclusions	(1,723)	344	337	(1,730)

	Consolidated adjusted net income (1)	16,996	11,705	10,124	15,415
Plus:	Interest expense	1,305	1,023	812	1,094
	Income tax expense	9,992	7,762	7,000	9,230
	Depreciation & amortization expense	6,768	4,985	4,957	6,740
	Amortization of television syndicated programming contracts	637	476	472	633
	Non-cash stock based compensation expense	135	16	572	691
	Less: Cash television programming payments	(628)	(470)	(464)	(622)
	Trailing twelve month consolidated EBITDA (1)	$35,205	$25,497	$23,473	$33,181

	Total long-term debt, including current maturities				$41,078
	Divided by trailing twelve month consolidated EBITDA (1)				33,181
	Leverage ratio				1.2

(1)	As defined in the Company's credit facility.

CONTACT: Samuel D. Bush, 313/886-7070